FIRST AMENDMENT OF AGENCY AGREEMENT


THIS FIRST AMENDMENT OF AGENCY AGREEMENT ("Agreement") is made and entered into to be effective as of May 3, 1993, by and between SELIGMAN PORTFOLIOS, INC. (f/k/a Seligman Mutual Benefit Portfolios, Inc.), a Maryland corporation ("Fund"), and INVESTORS FIDUCIARY TRUST COMPANY, a Missouri trust company ("IFTC").

                                    RECITALS

A. Fund and IFTC are parties to that certain Agency Agreement dated June 1, 1988 ("Agency Agreement"), pursuant to which Fund appointed IFTC as transfer agent and dividend disbursing agent of the Fund's five then-existing portfolios.

B. Fund is instituting a new portfolio, to be known as the Seligman Henderson Global Portfolio, and desires to appoint IFTC as transfer agent and dividend disbursing agent thereof upon and subject to the terms, conditions and agreements set forth in the Agency Agreement.

C. Fund will as of May, 1993 begin selling its shares to separate accounts, in addition to the Separate Account established by Mutual Benefit Life and desires to have IFTC provide these separate accounts on behalf of the Fund with the same transfer agent and dividend disbursing agent services it currently provides shareholders of the Fund pursuant to the Agency Agreement.

D. IFTC is willing to accept such appoint and to provide such services on such terms and conditions.

                                    AGREEMENT

1. Fund hereby appoints IFTC as transfer agent and dividend disbursing agent of the Seligman Henderson Global Portfolio, and IFTC hereby accepts such appointment and agrees that it will act as the transfer agent and dividend disbursing services to separate account shareholders of the Fund, in addition to Mutual Benefit Life.

2. Such appointment and agreement is made upon and subject to all the terms, conditions and agreements set forth in the Agency Agreement, which is hereby incorporated herein by reference. Fund and IFTC hereby ratify and confirm the Agency Agreement and agree that it remains in full force and effect and is binding upon the parties in accordance with its terms, except as amended hereby. Each party hereby confirms that except as amended herein all of its representations and warranties set forth in the Agency Agreement remain true and correct as of the date of this Agreement.
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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the authorized officers to be effective as of the date and year first above written.


                                    INVESTORS FIDUCIARY TRUST COMPANY


                                    By:
                                       ------------------------------------




                                    SELIGMAN PORTFOLIOS, INC.
                                    (f/k/a Seligman Mutual Benefit Portfolios,
                                    Inc.)


                                    By:
                                       ------------------------------------